Better For You Wellness Signs LOI
to Acquire Mango Moi

BFYW to Acquire All Natural Vegan Body, Hair, and Skin Care Brand

Columbus, Ohio - February 16, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that it has also entered into a non-binding letter of intent ("LOI") to acquire Mango Moi, LLC ("Mango Moi") located in Chicago, Illinois.

Founded by Haitian-American and proud Chicago native Amanda Cayemitte, Mango Moi offers effective vegan, all natural, non-toxic hair and body care products with a focus on skin and body positivity. Mango Moi's goal is to make people feel included, represented, confident, and pampered, especially for those who may feel insecure about themselves due to unrealistic beauty industry standards.

Mango Moi products are produced using the highest quality ingredients including mango butter, baobab oil, kukui nut oil, and murumuru butter. Mango Moi currently sells its products direct-to-consumer via its website (https://www.mangomoi.com) and has been featured on BucketListers, Do312, NBC Chicago, and more.

"As Better For You Wellness continues to build its portfolio of leading wellness brands, the Mango Moi acquisition will further bolster our skincare vertical," said Ian James, Chief Executive Officer of Better For You Wellness, Inc. "The global skincare market is projected to grow from $100.13B in 2021 to $145.82B by 2028. The Company's pending acquisitions of multiple natural beauty brands synergistically combine to create a diverse offering of natural products for wellness consumers at all price points."

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire three different companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

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